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                                              JACOR

NEWS RELEASE

CONTACT: CHRIS WEBER
         606. 655.2267


                       JACOR TO OFFER COMMON STOCK


     COVINGTON, KY, MAY 1, -- Jacor Communications, Inc., (NASDAQ:JCOR), announced today that it will offer approximately 5.3 million shares of its common stock in two offerings. The offerings will be made in May 1997 pursuant to its omnibus shelf registration statement declared effective by the Securities and Exchange Commission in April 1997. The exact number of shares to be offered and the offering price will be determined by market conditions at the time of sale.

     Approximately 4.6 million of the shares will be offered to the public. Donaldson, Lufkin & Jenrette Securities Corporation will act as the lead underwriter in the offering.

     In a separate concurrent offering, Equity Group Investments, Inc., an affiliate of Jacor's largest shareholder, the Zell/Chilmark Fund L.P., has committed to purchase at least $20 million of Jacor common shares. EGI is a privately owned investment company headed by Samuel Zell, the Chairman of the Board of Jacor. The closing of each offering will be contingent upon the closing of the other offering.

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THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO
BUY SUCH SECURITIES. THE OFFERING IS MADE BY PROSPECTUS ONLY. COPIES OF THE FINAL PROSPECTUS WILL BE AVAILABLE THROUGH THE PROSPECTUS DEPARTMENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, 277 PARK AVENUE, NEW
YORK, NY 10172, TEL. 212/892-3000.